EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2020 Fourth Quarter Results

Fourth Quarter 2020 Net Sales Increased 0.8% to $331.5 Million
Fourth Quarter 2020 Diluted Earnings Per Share Increased 13.9% to $1.68
Cash and Current Marketable Securities Increased 49.5% to $375.5 Million

LYNNWOOD, Wash., March 11, 2021 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the fourth quarter and year ended January 30, 2021.

Total net sales for the fourth quarter ended January 30, 2021 (13 weeks) increased 0.8% to $331.5 million from $328.8 million in the quarter ended February 1, 2020 (13 weeks). Comparable sales for the thirteen weeks ended January 30, 2021 increased 4.7% compared to a comparable sales increase of 6.4% for the thirteen weeks ended February 1, 2020. Net income for the fourth quarter of fiscal 2020 was $42.8 million, or $1.68 per diluted share, compared to net income of $37.9 million, or $1.48 per diluted share in the fourth quarter of the prior fiscal year.

Total net sales for fiscal 2020 (52 weeks) ended January 30, 2021 decreased 4.2% to $990.7 million from $1.034 billion in fiscal 2019 (52 weeks) ended February 1, 2020. Comparable sales for the fifty-two week period ended January 30, 2021 increased 13.6% compared the same fifty-two week period ended February 1, 2020. Net income in fiscal 2020 increased 14.0% to $76.2 million, or $3.00 per diluted share, compared to net income in the prior fiscal year of $66.9 million, or $2.62 per diluted share.

At January 30, 2021, the Company had cash and current marketable securities of $375.5 million compared to cash and current marketable securities of $251.2 million at February 1, 2020. The increase in cash and current marketable securities was driven by cash generated through operations including cash deferment of $30.1 million composed of lower inventory levels, landlord payments, extended vendor terms and payroll tax payments as well as net income improvements related to abatements, credits and expense reductions. This increase was partially offset by $13.4 million of share repurchases through the Company’s stock buyback program prior to our stores closing in March due to COVID-19 and other planned capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We are extremely proud of how our organization executed during a year of significant and unfamiliar challenges. Our one channel approach to retail and relentless focus on serving the consumer allowed to us to achieve annual sales close to fiscal 2019 levels and record profitability despite our stores around the world being closed for approximately 22% of the possible operating days. Our recent performance, including during the holiday season, has strengthened our operation and financial foundation and enhanced our competitive advantages. While the near-term environment is likely to remain volatile due to uncertainty surrounding the virus, we believe we are well positioned with a strong balance sheet and differentiated strategies to further expand our global market share and continue generating meaningful value for our shareholders in the years ahead.”

Fiscal First Quarter-to-Date Sales

Total first quarter-to-date sales for the 35 days ended March 6, 2021 were down approximately 3.8%, compared with the same 35 day time period in the prior year ended March 7, 2020. Comparable sales for the 35 days ended March 6, 2021 decreased 0.4%. By channel, open store comparable sales decreased 6.9% and e-commerce sales increased 29.5%. During this timeframe, we had roughly 7% fewer open store days than last year due to governmental orders and potential safety concerns. We also experienced significant metering of traffic and reduced hours where required by local governments. We expect that the store closures and various other operating restrictions will fluctuate as we move through the quarter.

Outlook

Due to the continued fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company is not providing an outlook at this time for the first quarter or the year.

Conference call Information

A conference call will be held today to discuss fourth quarter fiscal 2020 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 1986667.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of March 6, 2021, we operated 722 stores, including 602 in the United States, 52 in Canada, 54 in Europe and 14 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2020 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 30,	% of	February 1,	% of
	2021	Sales	2020	Sales
	(Unaudited)		(Unaudited)
Net sales	$331,536	100.0%	328,754	100.0%
Cost of goods sold	201,913	60.9%	200,427	61.0%
Gross profit	129,623	39.1%	128,327	39.0%
Selling, general and administrative expenses	75,814	22.9%	79,471	24.1%
Operating profit	53,809	16.2%	48,856	14.9%
Interest income, net	881	0.3%	1,002	0.3%
Other expense, net	1,417	0.4%	545	0.1%
Earnings before income taxes	56,107	16.9%	50,403	15.3%
Provision for income taxes	13,310	4.0%	12,518	3.8%
Net income	$42,797	12.9%	$37,885	11.5%
Basic earnings per share	$1.71		$1.50
Diluted earnings per share	$1.68		$1.48
Weighted average shares used in computation of Earnings per share:
Basic	25,024		25,281
Diluted	25,462		25,662

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts)

	Fiscal Year Ended
	January 30,	% of	February 1,	% of
	2021	Sales	2020	Sales
	(Unaudited)
Net sales	$990,652	100.0%	$1,034,129	100.0%
Cost of goods sold	640,637	64.7%	667,566	64.6%
Gross profit	350,015	35.3%	366,563	35.4%
Selling, general and administrative expenses	253,077	25.5%	280,756	27.1%
Operating profit	96,938	9.8%	85,807	8.3%
Interest income, net	3,518	0.3%	3,654	0.4%
Other expense, net	2,001	0.2%	1,532	0.1%
Earnings before income taxes	102,457	10.3%	90,993	8.8%
Provision for income taxes	26,230	2.6%	24,112	2.3%
Net income	$76,227	7.7%	$66,881	6.5%
Basic earnings per share	$3.06		$2.65
Diluted earnings per share	$3.00		$2.62
Weighted average shares used in computation of Earnings per share:
Basic	24,942		25,200
Diluted	25,398		25,535

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 30, 2021	February 1, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$73,622	$52,428
Marketable securities	301,920	198,768
Receivables	16,558	16,841
Inventories	134,354	135,095
Prepaid expenses and other current assets	8,823	9,456
Total current assets	535,277	412,588
Fixed assets, net	98,352	113,051
Operating lease right-of-use assets	267,152	301,784
Goodwill	61,470	57,099
Intangible assets, net	16,029	14,564
Deferred tax assets, net	9,927	6,303
Other long-term assets	10,157	8,869
Total long-term assets	463,087	501,670
Total assets	$998,364	$914,258

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$69,751	$47,787
Accrued payroll and payroll taxes	27,911	23,653
Income taxes payable	6,317	4,686
Operating lease liabilities	66,993	61,800
Other liabilities	24,480	21,784
Total current liabilities	195,452	159,710
Long-term operating lease liabilities	246,123	284,717
Other long-term liabilities	4,193	3,745
Total long-term liabilities	250,316	288,462
Total liabilities	445,768	448,172

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 25,599 shares issued and outstanding at January 30, 2021 and 25,828 shares issued and outstanding at February 1, 2020	171,628	161,458
Accumulated other comprehensive income (loss)	939	(12,591)
Retained earnings	380,029	317,219
Total shareholders’ equity	552,596	466,086
Total liabilities and shareholders’ equity	$998,364	$914,258

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	January 30, 2020	February 1, 2020
	(Unaudited)
Cash flows from operating activities:
Net income	$76,227	$66,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	24,059	25,449
Noncash lease expense	61,694	58,223
Deferred taxes	(3,890)	899
Stock-based compensation expense	6,448	6,382
Impairment of long-lived assets	4,803	215
Other	(570)	(656)
Changes in operating assets and liabilities:
Receivables	928	3,396
Inventories	3,946	(6,825)
Prepaid expenses and other current assets	1,010	861
Trade accounts payable	20,797	12,756
Accrued payroll and payroll taxes	3,841	2,735
Income taxes payable	1,602	(1,127)
Operating lease liabilities	(65,479)	(62,217)
Other liabilities	2,996	(902)
Net cash provided by operating activities	138,412	106,070
Cash flows from investing activities:
Additions to fixed assets	(9,057)	(18,818)
Purchases of marketable securities and other investments	(222,785)	(236,838)
Sales and maturities of marketable securities and other investments	121,301	152,725
Net cash used in investing activities	(110,541)	(102,931)
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	3,877	2,332
Payments for tax withholdings on equity awards	(154)	(322)
Common stock repurchased	(13,417)	—
Net cash (used in) provided by financing activities	(9,694)	2,010
Effect of exchange rate changes on cash and cash equivalents	3,522	(429)
Net increase in cash and cash equivalents	21,699	4,720
Cash and cash equivalents, beginning of period	58,991	54,271
Cash and cash equivalents, end of period	$80,690	$58,991
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$27,598	$24,138
Accrual for purchases of fixed assets	231	1,152

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200